Exhibit B,

EuroBalkani
Center

Jossif Str., Sofia, Bulgaria, tel./fax:  ++359 2 / 983 48 46

Translation from Bulgarian

ARTICLES OF ASSOCIATION
OF
ONE-MAN LIMITED LIABILITY COMPANY

Today, 25.08.2001 in the city of Sofia, on the ground of Article 147, Paragraph 2 with reference to Article 137, paragraph 1 of the Commercial Code, I, the undersigned MIROSLAV MITYOV DIMITROV, UCN 6202256685, acting as a proxy under the Power of Attorney, certified by a Notary reg. No. 344 under reg. No. 1112 / 22.07.2001, which was undersigned by BRUCE HOLLIS HALE, citizen of the USA, having personal passport No. 158599110, issued on 10 June 1998 by a Passport Agency of the USA and valid until 9 June 2008, in the capacity of Director – who was assigned to solely represent the HORIZON ENERGY DEVELOPMENT BV – a limited liability private company, registered in the Trade register with the Chamber of Industry and Commerce for Amsterdam, Netherlands, under c.c. No. 33282533, by Decision of 25.08.2001, have accepted the present Articles of Association of the limited liability one-man company.

COMPANY'S NAME AND ADDRESS:

Article 1. The trade name of the one-man limited liability company is; "HORIZON ENERGY BULGARIA" LTD.

Article 2. The headquarter and address of management of the company is in: Sofia, Iztok region, 16, Fr.J.Curie, Bl.155.

SUBJECT OF ACTIVITY

Article 3. Subject of activity: Development of energy project in Bulgaria, consulting services in the field of building and exploitation of heat-electric generating plants and any other activity, which is not prohibited by the Bulgarian law.

Article 4. Term of action: The company is established for unlimited period of time.

COMPANY'S CAPITAL

Article 5. The company’s capital is 100 000 (one hundred thousand) BGL divided into 1000 (one thousand) shares, which are undividable. Each of the shares has a nominal value 100 (one hundred) BGL. The company’s capital is a sole property of the HORIZON ENERGY DEVELOPMENT BV – a private limited liability company, registered in the Trade register with the Chamber of Industry and Commerce for Amsterdam, Netherlands under c.c. No. 33282533.

Article 6. The Company's capital can be increased by decision of its owner.

Article 7. The company’s capital can be reduces by decision of its owner but its minimum amount is 5000 (five thousand) BGL. The change is subject to entry in the Trade register.

MANAGEMENT AND REPRESENTATION

Article 8. The company is managed by a sole proprietor of its capital and by one or several managers assigned by him, and the later shall represent the proprietor.

Article 9. The sole proprietor of the company’s capital is considered a competent person at the general meeting by virtue of Art. 137 of the Commercial code. He has the rights to:

     1.       change and amend the Article of association;
     2.       accept the annual report and balance sheet, distribute profits and make decisions for its payment;
     3.       make decisions for increase and decrease of company's capital;
     4.       assign manager(s) of the company, fix his (their) renumeration(s) and release him(them) from office;
     5.       make decisions for establishment of affiliates and for participation in other companies;
     6.       make decisions for acquiring and alienation of immovable properties and real rights over them;
     7.       make decisions for laying claims by the company against its manager(managers) and assign a representative for conducting litigations against him(them);
     8.       make decisions for a partners admission
     9.       make decisions for additional installments.

Article 10. The sole proprietor of the company’s capital assigns one or several managers. The manager (managers) organizes and directs the company’s activity according to law, on the ground of the present Articles of association and the decisions of the company’s capital sole proprietor, through making decisions with regard to any matter related to the company’s activity, excepting those of an exclusive competence of the company’s capital sole proprietor, as determined in the previous article.

Article 11. The company is represented by its Manager. If the sole company’s capital proprietor has assigned more than one manger, the co-managers represent the company together and individually.

BRUCE HOLLIS HALE, citizen of the USA, having p.p. No. 158599110, issued on 10 June 1998 by a Passport agency of the USA and valid until 9 June 2008, is assigned to be a first Manager of the company.

GENERAL FINANCIAL ISSUES

Article 12. The company organizes its business activity according to its subject of activity, on the basis of the owners’ decisions and on the concluded contracts. The funds for company’s establishment, operation and maintenance are formed from its capital and from the receipts. The owner of the company decides whether to form funds or not and how to charge and use them, in compliance of the Bulgarian law. Financial-accounting settlement, preparation of balance sheet and the profits and losses estimations are carried out in the end of each fiscal year.

TERMINATION AND LIQUIDATION

Article 13. The company can be terminated by:

     1.       decision of its owner
     2.       bankruptcy order of the court;
     3.       merging or incorporation with other company;
     4.       court decision in the cases envisaged by the law

GENERAL REGULATIONS

Article 14. The actions carried out by the founder on behalf of the company until the date of its registration, brings rights and obligations to the company. During transactions executions it is found out, that the company is under establishment.

For unsettled in this Article of association issues, the regulation of the Bulgarian Commercial Law shall be applied.

For the owner of the one-man limited liability company": (signature, illegible) (As a proxy - M. Dimitrov)

I, the undersigned Iren Lyubomirova Georgieva, hereby verify this Bulgarian-into English translation done by me of the above Articles of association, consisting of 4 pages.

Translator: /s/   Iren Lyubomirova Georgieva, Iren Lyubomirova Georgieva, UCN 5311076878.

[SEAL] Omitted
ET "EUROBALCANI CENTER-DOBRINKA GEORGIEVA"*